Exhibit 8.1

August 2, 2002

Seagate Technology HDD Holdings
P.O. Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands

Ladies and Gentlemen:

We have acted as counsel to Seagate Technology HDD Holdings, an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form S-4, under the Securities Act of 1933, as amended, (the “Registration Statement”) with respect to the Company’s offer to exchange (the “Exchange Offer”) all outstanding privately placed 8% senior notes due 2009 (the “Outstanding Notes”) issued under the Indenture, dated as of May 13, 2002, between the Company and U.S. Bank, N.A., as trustee (the “Indenture”) for an equal principal amount of registered 8% senior notes due 2009 (the “Exchange Notes”).

In delivering this opinion letter, we have reviewed and relied upon: (i) the Registration Statement; (ii) the Indenture; and (iii) forms of the Notes. We have also examined and relied upon originals, or duplicates or certified or conformed copies, of such records of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, for United States federal income tax purposes, we are of the opinion that the Exchange of the Outstanding Notes for the Exchange Notes by holders in the Exchange Offer will not constitute a taxable event for such holders. Consequently, for United States federal income tax purposes, (i) no gain or loss will be recognized by holders of Outstanding Notes on the exchange of their Outstanding Notes for Exchange Notes, (ii) the holding period of the Exchange Notes will include the holding period of the Outstanding Notes and (iii) the basis of the Exchange Notes will be the same as the basis of the Outstanding Notes immediately before the exchange.

We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal tax law of the United States.

We hereby consent to the use of our name in the Registration Statement under the caption “Legal Matters”.

Very truly yours,

/s/    SIMPSON THACHER & BARTLETT

SIMPSON THACHER & BARTLETT